calculation of registration fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$50,000,000.00	$1,535.00
PROSPECTUS	Pricing Supplement Number: 4653
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated September 10, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 10, 2007
Settlement Date (Original Issue Date):	September 13, 2007
Maturity Date:	April 28, 2011
Interest Rate:	5.50%
Principal Amount:	US$50,000,000.00
Price to Public (Issue Price):	101.715%
Agents Commission:	0.12%
All-in Price:	101.595%
Net Proceeds to Issuer:	$51,828,750.00 (including Accrued Interest)
Accrued Interest:	$1,031,250.00
Benchmark:	4.50% US Treasury Note due May 15, 2010
Spread to Benchmark:	Plus 1.109%
Interest Payment Dates:	Semi-Annually on April 28th and October 28th, commencing October 28, 207 and ending on the maturity date.
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GW59

Page 2
Dated September 10, 2007
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by CastleOak Securities, L.P.. (the "Underwriter"), as principal, at 101.715% of the aggregate principal amount less an underwriting discount equal to 0.12% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$1,250,000,000 principal amount of Fixed Rate Notes due April 28, 2011 as described in the Issuers pricing supplement number 4341 dated April 25, 2006.

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.